EXHIBIT 99

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media: Stan Froelich/Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

                   CONSOLIDATED GRAPHICS COMPLETES ACQUISITION
                             OF PRIDE PRINTERS, INC.

     HOUSTON, TEXAS - July 15, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced the completion of its acquisition of Pride Printers, Inc., a high-quality commercial printer located in Boston, Massachusetts. Terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Pride Printers is an excellent entry into the important Boston print market. Walt Sheppard, Andy Arcadipane, Chuck Loring and the other dedicated employees of Pride Printers have a well-earned reputation for superior quality and customer service and we are pleased to have them join Consolidated Graphics."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 42 companies nationwide with annualized revenues in excess of $445 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.
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